Exhibit 99.1

Fathom Holdings Signs Definitive Agreement
to Acquire E4:9 Holdings, Parent Company of Encompass Lending Group, Dagley
Insurance Agency, and Real Results

-- Acquisition Expected to Add New, Incremental Revenue Streams
and Enhance Revenue per Transaction --

CARY, N.C., April 14, 2021 – Fathom Holdings Inc. (Nasdaq: FTHM), a holding company that primarily operates through its wholly owned subsidiary, Fathom Realty, LLC, a national, cloud-based, technology-driven, residential real estate brokerage, today announced that it has signed a definitive agreement to acquire E4:9 Holdings, Inc., a holding company with three operating subsidiaries serving the residential real estate sector: Encompass Lending Group, Dagley Insurance Agency, and Real Results.

The transaction is anticipated to close in the second quarter and is expected to be immediately accretive. The addition of E4:9 Holdings will provide Fathom with new and significant incremental revenue streams, enabling its agents to offer critical ancillary services to their clients, and enhancing Fathom’s revenue per transaction.

The purchase price is approximately $26.75 million, consisting of approximately $10.0 million in cash and $16.75 million in Fathom Holdings common stock, provided that certain stockholders of E4:9 Holdings may elect to accept additional shares of Fathom Holdings common stock in lieu of cash.

Based in Katy, Texas, E4:9 Holdings, through its three operating subsidiaries, provides mortgage, insurance, and insurance industry lead generation services.

“I cannot begin to fully express how excited I am with our planned acquisition of E4:9 and its three operating companies,” said Josh Harley, Fathom's Chairman and CEO. “These are three amazing companies, all under one equally amazing group of business leaders and entrepreneurs. It is one thing to find a wonderful and successful business to bring into our Fathom family, but to know that the leadership shares our drive, passion, values, and desire to serve others is encouraging, and speaks volumes to why they have experienced such incredible success.

“I have to give massive praise to both the Fathom and E4:9 teams for their tireless work and dedication to getting this transaction done. E4:9’s businesses, as part of Fathom, should speed our path to profitability, and equally important, increase our revenue per transaction, while providing a better experience for our agents. We are successfully delivering on our promises, and plan to continue to do so,” Harley said.

“Unlike many of our competitors that go the joint venture route when entering the mortgage arena, with Encompass Lending Group, we chose to acquire the mortgage company. This is key for many reasons, including that it should allow us to net more revenue per transaction, better integrate our technology and lead flow for a higher attach rate, and better control the quality of clients’ experience, to ensure our agents want to refer their customers to our mortgage company. We believe this acquisition will also help us attract additional successful mortgage teams and smaller operations to our company to better service our growing agent base and national expansion plans.

“Dagley Insurance is equally exciting, because it brings the powerful addition of recurring revenue from a growing base of clients,” said Harley. “Each time a client buys a home through a Fathom agent, works with one of our Encompass Lending loan officers, or closes their home with our title company, Verus Title, they will also need to insure their new home, and often that includes bundling their car, business and other complementary insurance, potentially increasing our revenue per transaction. By fully integrating Dagley Insurance into our intelliAgent platform and into our real estate, mortgage, and title businesses, we strongly believe that we can also capture our clients’ insurance business as well.

“Lastly, Real Results has built a strong lead generation and lead nurturing company focused on the insurance industry. They have experienced incredible growth and great results, and while I’m excited to see them continue to generate leads for our insurance company, we plan to expand their services into our real estate and mortgage operations. Real estate agents and mortgage loan officers are always seeking additional ways to generate or acquire leads to help grow their business and close more sales. We believe that Real Results can help us attract more real estate agents, more loan officers, and more insurance agents by providing Fathom-generated leads.

“We believe that this acquisition, as with our already completed acquisitions, will bring strong leadership, more revenue to our organization, attract more agents to our platform, and generate more revenue per transaction, while better serving our agents, clients, and the industry as a whole,” Harley added. “At the end of the day, that should equate to greater long-term and sustainable value for our shareholders.”

“We are extremely excited to be joining forces with Fathom Holdings, as we continue to identify ways to bring our services to a greater number of consumers and businesses,” said Nathan Dagley, President of E4:9 Holdings. “Our vision is 100% shared by Josh and the Fathom team. Our strong alignment of culture and values was a critical factor in attracting us to Fathom.

“I am most excited for our more than 140 associates, and the opportunities for future growth and expansion that will be created for them,” said Dagley. “As leaders in the mortgage, insurance and lead- generation sectors, we could not be more pleased to be joining a true innovator in the real estate industry. The real winners will be our shared clients, who will experience VIP service and a one-stop shopping experience.”

About Fathom Holdings Inc.

Fathom Holdings Inc. is the parent company of Fathom Realty Holdings, LLC, a national, virtual, full-service real estate brokerage that leverages proprietary cloud-based software called intelliAgent to operate a Platform as a Service model (PaaS) for the residential real estate industry. Fathom offers real estate professionals 100% commission, small flat-fee transaction costs, support, technology, and training, all powered by best-in-class operational efficiencies. For more information, visit www.fathomrealty.com.

Cautionary Note Concerning Forward-Looking Statements

This press release contains “forward-looking statements,” including, but not limited to, the timing of closing the E4:9 Holdings transaction, adding incremental revenue sources and being immediately accretive. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including: risks associated with making and integrating acquisitions; technology risks; risks in effectively managing rapid growth in our business; reliance on key personnel; competitive risks; and the others set forth in the Risk Factors section of the Company’s registration statement for its initial public offering filed with the SEC.  Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

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Investor Relations and Media Contacts:

Roger Pondel/Laurie Berman	Marco Fregenal
PondelWilkinson Inc.	President and CFO
investorrelations@fathomrealty.com	Fathom Holdings Inc.
(310) 279-5980	investorrelations@fathomrealty.com
(888) 455-6040